    As filed with the Securities and Exchange Commission on December 15, 1998

                                                  Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                               USABancShares, Inc.
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
         (State or other jurisdiction of incorporation or organization)

                                   23-2806495
                     (I.R.S. Employer Identification Number)

                               1535 Locust Street
                        Philadelphia, Pennsylvania 19102
                    (Address of principal executive offices)



                               USABancShares, Inc.
                             1995 Stock Option Plan
                              (Full Title of Plan)


                                Kenneth L. Tepper
                               1535 Locust Street
                        Philadelphia, Pennsylvania 19102
                     (Name and address of agent for service)

                                 (215) 569-4200
          (Telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:
                           Stephen T. Burdumy, Esquire
                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                               1401 Walnut Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 568-6060

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                           Proposed                Proposed             Amount of
     Title of Securities         Amount to be          Maximum Offering        Maximum Aggregate      Registration
      to be Registered            Registered            Price Per Share         Offering Price             Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$1.00 per share                   530,670(1)           $7.875/share(2)          $4,179,027.00(2)        $1,162.00

====================================================================================================================

(1) Represents the maximum number of shares of the Registrant's Common Stock issuable upon the exercise of the maximum number of options which may be granted under the USA BancShares, Inc. 1995 Stock Option Plan.

(2) Based on the average of the bid and ask price of the Registrant's Common Stock as reported by the Nasdaq SmallCap Market on December 11, 1998, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended.

                                     PART I
                                     ------

                       INFORMATION REQUIRED IN PROSPECTUS


         A reoffer prospectus prepared in accordance with the requirements of
Part I of Form S-3 is being filed with the Commission as part of this Registration Statement. The Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PROSPECTUS
----------

                               USABancShares, Inc.
                               1535 Locust Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 546-4200

                      ------------------------------------

                         530,670 Shares of Common Stock
                      ------------------------------------


         The persons listed in this Prospectus under "Selling Shareholders" are offering and selling a total of 530,670 shares of common stock of USABancshares, Inc. which they may acquire upon exercise of stock options granted by USABancshares pursuant to the terms of the USABancshares, Inc. Stock Option Plan.

         The Selling Shareholders may offer the shares of common stock through public or private transactions, on the Nasdaq SmallCap Market under the symbol "USAB" at prevailing market prices or in private transactions at negotiated prices. USABancshares will pay all costs and expenses incurred in connection with the registration of the issuance and resale of the shares of common stock under the Securities Act of 1933. The Selling Shareholders will pay the costs associated with any sales of the shares of common stock, including any discounts, commissions and applicable transfer taxes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                      ------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SHARES OF COMMON STOCK OR DETERMINED IF THIS PROSPECTUS
                   IS TRUTHFUL OR COMPLETED ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is December 15, 1998.

                                TABLE OF CONTENTS


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................4

RISK FACTORS.............................................................5

THE COMPANY.............................................................10

USE OF PROCEEDS.........................................................10

SELLING SHAREHOLDERS....................................................11

PLAN OF DISTRIBUTION....................................................12

LEGAL MATTERS...........................................................12

WHERE YOU CAN GET MORE INFORMATION......................................12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................13

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY THE SECURITIES TO WHICH THIS PROSPECTUS RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Important factors that may cause actual results to differ from projections include, for example,

         o general economic conditions, including their impact on capital expenditures;

         o    business conditions in the financial services industry;

         o the regulatory environment regarding the financial services industry;

         o rapidly changing technology and evolving banking industry standards;

         o competitive factors, including increased competition with community, regional and national financial institutions;

         o    new services and products offered by competitors; and

         o    price pressures.

         We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                  RISK FACTORS

An investment in the Company's common stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment.

Vulnerability to Interest Rate Risk

Like most financial institutions, our results of operations are dependent on, among other things, net interest income. Net interest income results from the "margin" between interest earned on interest-earning assets, such as investments and loans, and interest paid on interest-bearing liabilities, such as deposits. As of September 30, 1998, based on certain assumptions, our interest-bearing liabilities that were estimated to mature or reprice within one year exceeded similar interest-earning assets by $19.1 million, or 12.62% of total interest-rate sensitive assets.

Interest rates are highly sensitive to many factors that are beyond our control. Some of these factors include: governmental monetary policies; inflation; recession; unemployment; the money supply; domestic and international economic and political conditions; and domestic and international crises. Changes in interest rates could have adverse effects on our operations. For example:

         o Historically we have relied on short-term and institutional deposits as a source of funds. The Bank's ability to retain these deposits is directly related to the interest paid by the Bank.

         o When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a particular period of time, a significant increase in interest rates could adversely affect our net interest income.

         o    Changes in interest rates could adversely affect:

              o     the volume of loans we originate;

              o the value of our purchased loans and other interest-earning assets;

              o our ability to recognize income on loans purchased at a discount; or

              o     the acceleration in loan prepayment.

Reliance on Short-term Deposits

As of September 30, 1998, $6.5 million or 6.56% of our deposits, consisted of core deposits, including: passbook, money market deposit accounts, demand accounts and NOW accounts. The $92.1 million remaining balance of deposits consisted of certificates of deposit. Of this $92.1 million, $37.8 million, or 41.05% of our total certificates of deposit, were due to mature within one year. These numbers are a reflection of customer preference for short-term investments as a result of the current low interest rate environment. We have historically employed a wholesale funding strategy consisting primarily of marketing certificates of deposit. We have been able to maintain sufficient funds to support our lending activities by offering rates of interest on certificates of deposit marginally higher than rates offered by other banks on comparable deposits. Our ability to attract and maintain deposits, as well as our cost of funds, has been, and will continue to be, significantly affected by money market rates and general economic conditions. In addition, any decrease in these deposits would negatively affect our ability to internally fund any additional growth through lending. A decrease in deposits may also negatively affect our growth strategy and our results of operations. In the event we increase interest rates paid to retain deposits, earnings may be adversely affected.

Loan Acquisition Strategy

Our loan acquisition strategy includes identifying and purchasing discounted loans which management believes to be undervalued. We purchase performing loans at a discount from private sellers, the Federal Deposit Insurance Corporation and the former Resolution Trust Corporation. The majority of loans are secured by properties in the Mid-Atlantic region. We have historically acquired these loans either from institutions which were seeking to eliminate certain loans or categories of loans from their portfolios or in connection with the failure or consolidation of other financial institutions. We have developed and maintain a proprietary model to determine the appropriate price to be paid for these loans. Our model is based upon a combination of objective and subjective criteria. The objective criteria includes loan to value ratios, collateral type and geographic location. The more subjective criteria includes management's past experience with purchasing and administering loans. The prices we have paid to acquire discounted loans are based on our estimate of the market value of such loans. As of September 30, 1998, our net outstanding purchased loan portfolio totaled $47.8 million, or 31.7% of our total assets.

Our loan acquisition strategy subjects us to risks, including some risks not experienced by financial institutions engaged in more traditional lending activities. We can provide no assurance that this component of the Bank's operations will continue to provide the same level of profitability. Some of the risks related to our loan acquisition strategy are:

         o    fluctuations in our business;

         o the uncertainty in identifying and purchasing discounted loans at sufficient volume or level of discount;

         o uncertainty with respect to our ability to continue to achieve the same results experienced in the past;

         o    the competitive nature of discounted loan acquisitions;

         o the decreasing number of failed or failing financial institutions that are being resolved by the Federal Deposit Insurance Corporation;

         o    the general level of asset quality of financial institutions; and

         o    potential decreasing returns from our purchased loan portfolio.

Purchase Discount

At the time we purchase a portfolio of loans, a portion of the purchase price is accounted for as a discount. The discount allocated to each loan portfolio and the individual loans within the portfolio is based on our estimate of the value of the loan, including an estimate of future cash flows. For accounting purposes, the discount associated with the purchased loans is recognized as an increase in the yield of the loan and is included as interest income. To the extent that cash flows from the purchased loans may be uncertain, recognition of this income will also be uncertain. As of September 30, 1998, we have a discount which could be, but has not been recognized as income of $4.5 million, or 5.04% of gross loans.

Reserve Coverage for Loans

As of September 30, 1998, our allowance for loan losses with respect to our total loan portfolio was $834,677 or 0.93% of gross loans. We can provide no assurance that our actual losses with respect to our total loans will not exceed the amount of the reserves. Any losses we experience which exceed the allowance for the loan losses or the discount on the purchased loans will negatively affect our business.

Commercial Lending Risk

We make commercial loans following our analysis of credit risk, the value of the underlying collateral and other more intangible factors. This commercial lending activity exposes us to risks, particularly in the case of loans to small businesses and individuals. We include, among these risks, possible errors in our credit analysis, the uncertainty of the borrower's ability to repay the loans, the uncertainty of future economic conditions and the possibility of loan defaults.

Effect of Rapid Growth on Internal Operations

We have undergone tremendous growth in the past two years. We have increased our total assets from $89.3 million at December 31, 1997 to $151.0 million at September 30, 1998. During this period, we have maintained a staff of 25 to 30 people. This growth was due in large part to the increase in the volume of loans. We have experienced a lag in the ability of our operations to accommodate this growth. We need to enhance our internal systems of accounting and monitoring to keep up with the pace of growth and sophistication of our business. One of our goals for fiscal 1999 is to improve our internal operating systems and experience level of staff at key positions throughout the Company. The updating of our internal operating systems, controls and staffing experience levels will be ongoing over the upcoming year and may limit our ability to continue to grow the Company if we don't succeed in our efforts.

"Year 2000" Issues

We are aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000" problem is pervasive and complex. Virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize this information could generate incorrect data or cause a system to fail. We have consulted with our third-party computer and software providers and are preparing our systems to operate without significant modification as a result of this issue. To date, we have not been advised by any of our primary providers that they do not have plans in place to address and correct any Year 2000 problems. Nevertheless, we are not sure that our systems will not malfunction or that we will not incur significant costs in correcting any unanticipated problem.

Competition

We face strong competition from more established banks and from non-bank financial institutions which are aggressively expanding into markets traditionally served by banks. Most of these competitors have facilities and financial resources greater than ours and have other competitive advantages over us. Among the advantages of these larger institutions are their ability to: make larger loans; finance extensive advertising campaigns; conduct retail operations at a significant number of branches; and to allocate their investment assets to business lines of highest yield and demand.

Our profits in recent periods have been largely attributable to the identification and purchase of discounted loans and the origination of commercial loans. The primary factors in competing for loan pool acquisitions are knowledge of the availability of such loans, the ability to efficiently and accurately evaluate such loans and the ability to accurately price such loans. The primary factors in competing for commercial loans are interest rates, loan origination fees and the quality and range of lending services offered. We face strong competition in attracting and retaining deposits and in purchasing and originating loans. We can provide no assurance that we will maintain our competitive position in the future or that we will continue to operate profitably.

Holding Company Structure

The Company is a holding company and does not have material assets other than its ownership interests in its subsidiaries, including the Bank. As a holding company, the Company is dependent upon its subsidiaries for cash to meet its operating expenses. The Company's ability to pay dividends to its stockholders is also limited by the Bank's ability under Pennsylvania law to pay dividends to the Company. In addition, the Company may engage in business combinations with other companies, may acquire interests in other types of businesses and may dispose of or reduce its current interests in its subsidiaries.

Voting Control, Ability to Direct Management

Our management effectively exercises voting and operational control of the Company. Accordingly, management will have great impact on the affairs and direction of the Company.

Impediments to Takeover Attempts and Removal of Directors

There are provisions in our Articles of Incorporation and other restrictions that would make it difficult and expensive to pursue a change in control or takeover attempt which we oppose. As a result, stockholders may not have an opportunity to participate in these types of transactions. These restrictions may make the removal of the current Board of Directors difficult and could have the effect of reducing the trading price of the shares of common stock. These restrictions include:

         o Management has effective voting and operational control of the Company.

         o Federal law imposes restrictions on the acquisition of control of a bank such as the Bank, including regulatory approval requirements.

         o Pennsylvania law, under which the Company is incorporated, imposes restrictions on certain business combinations and gives the Board of Directors broad discretion to resist takeover attempts, even if such a transaction would be in the best interests of the Company's stockholders.

         o    Provisions in the Company's charter and by-laws providing that:

              o any merger, consolidation, liquidation or dissolution of the Company must be approved by the affirmative vote of 75% of the Company's directors and 66 2/3% of the Company's shareholders;

              o one person or group may not hold or vote more than 10% of the shares of common stock without the consent of the Board of Directors;

              o directors may be removed only for cause and only by a vote of 75% of the outstanding shares of common stock;

              o Mr. Tepper, as the only holder of the Class B common stock, is entitled to elect 1/3 of the directors;

              o shareholders do not have cumulative voting rights, so that those shareholders who hold a majority of the outstanding shares of common stock can elect the entire Board of Directors;

              o the Board of Directors is authorized to use a "poison pill" defense to any unwanted takeover attempt and given broad discretion in evaluating any such attempt; and

              o the Board of Directors is authorized to issue "blank check" preferred stock, which could be issued as part of a takeover defense.

Dividend Policy

We have never paid a cash dividend. We can provide no assurance that the Company will pay cash dividends in the future. During each of the last two fiscal years, we paid a 33% stock dividend to the holders of the Class A common stock. Our Board of Directors will determine our future dividend policy based on an analysis of factors that the Board of Directors deems relevant. We expect that such factors will include our results of operations, financial condition and capital needs. The Company's ability to pay dividends to its stockholders is also limited by the Bank's ability under Pennsylvania law to pay dividends to the Company.

Limited Public Market for Common Stock

The shares of common stock are traded on the NASDAQ SmallCap Market under the symbol "USAB," but there is a limited public trading market for the shares of common stock. We can provide no assurance that the shares of common stock will trade at prices at or about their present level. An inactive or illiquid trading market may have an adverse impact on the market price of the shares of common stock. Moreover, price fluctuations and the trading volume in the shares of common stock may not necessarily reflect our performance.

Dependence on Key Employees

The success of the Company will depend heavily on the expertise and guidance of its President and Chief Executive Officer, Kenneth L. Tepper and certain other senior executive officers. The Company has entered into employment agreements with Mr. Tepper and other key senior executives. Mr. Tepper will receive a salary of $245,000 per year for the remaining term of his employment agreement. His employment agreement expires February 2001. The loss of the services of Mr. Tepper or certain other senior executives would have a material adverse effect on the Company. We do not maintain key-man life insurance on any of these individuals.

Economic Conditions

The performance of financial institutions like the Bank is sensitive to general economic conditions. Unfavorable economic conditions at the local, national or international level may adversely affect our performance. For example, much of the United States experienced a significant economic decline in the late 1980's and early 1990's. This decline adversely affected the real estate market and the banking industry. As a result of this decline, loan repayment delinquencies increased and the value of properties underlying secured loans declined. Numerous bank failures resulted in the placement of many properties in the hands of a federal banking agency with the primary objective of prompt liquidation. In addition, recent activity in financial markets in the United States and the rest of the world has demonstrated an increasing interdependency among the various world markets and economies and has raised concerns among those in the banking industry. The implications of this interdependency are very uncertain and present risks to financial institutions such as the Bank, particularly in light of the current turmoil in some foreign markets and economies. Economic conditions are unpredictable and the potential for downturns is always present.

The majority of the Bank's purchased loans is secured by real property in the Mid-Atlantic region and substantially all of the Bank's originated loans are secured by interests in real property located in the greater Delaware Valley. Thus, adverse economic conditions affecting this primary market area could have a direct adverse effect on the financial condition and results of operations of the Bank.

Federal and State Government Regulation and Deregulation of the Financial Services Industry

We are subject to a complex body of federal and state banking laws and regulations which are intended primarily for the protection of depositors. In addition, there are bills relating to the regulation and deregulation of the financial services industry pending in the U.S. Congress. Any resulting legislation could significantly effect the operations and oversight of financial institutions such as the Bank as well as the competitive environment in which we operate. Further, the laws and regulations which affect us, as well as the interpretation by the authorities who examine us, may be changed at any time. We cannot predict the content, timing or effect of regulation by federal, state and local regulatory bodies. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures by the Company or otherwise adversely affect the Company's business or financial results.

Environmental Liabilities

In the course of our business, we may acquire properties through foreclosure. There is a risk that hazardous substances could be discovered on such properties. Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. There is a risk that we may be required to bear the cost of removing hazardous substances from any affected properties. The cost of such removal could exceed the value of the affected properties or the loans secured by the properties. In addition, the Bank may not have adequate remedies against the prior owner or other responsible parties and may find it difficult or impossible to sell the affected properties.


                                   THE COMPANY

         The Company is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. It was incorporated under the laws of the Commonwealth of Pennsylvania on March 14, 1995, and approved by the Federal Reserve System on October 3, 1995. On November 30, 1995, the Company completed its acquisition of Peoples Thrift Savings Bank (the "Bank") pursuant to the Agreement and Plan of Merger dated February 24, 1995, and Related Plan of Merger dated September 27, 1995, pursuant to which the Bank thereby became a wholly-owned subsidiary of the Company. In 1998, the name of the Bank was changed to BankPhiladelphia.

         The Company provides banking services through the Bank, and through USACapital, another wholly-owned subsidiary, provides brokerage and investment-related activities. The principal executive offices of the Company and the Bank are located at 1535 Locust Street, Philadelphia, Pennsylvania. Their telephone number is (215) 569-4200.

         The Company's common stock is traded on the Nasdaq SmallCap Market under the symbol USAB.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares of Common Stock offered hereby. The Selling Shareholders will receive all of the net proceeds from the sale of the Shares of Common Stock offered hereby. Upon the exercise of Plan Options by the holders thereof, the Company will receive the exercise price of the Plan Options. To the extent the Plan Options are exercised, the Company will apply the proceeds thereof to its general corporate purposes.

                              SELLING SHAREHOLDERS

         The following persons are eligible to sell, pursuant to this Prospectus, the number of shares of Common Stock set forth opposite their name in the table below. The Selling Shareholders may offer and sell the shares of Common Stock from time to time in the manner set forth in the Plan of Distribution. However, the Selling Shareholders are under no obligation to sell all or any portion of their shares of Common Stock offered hereby.

                                       Pre-Offering                                        Post-Offering
                                       ------------                                        -------------

                                          Total                                         Total
                                          Number                                        Number
                                        of Shares                                     of Shares
         Name and Relationship         Beneficially                Shares            Beneficially   Percentage
           to the Company(1)             Owned(2)                  Offered             Owned(3)     of Class(4)
           -----------------             --------                  -------             --------     -----------
Carol J. Kauffman(5)                      61,337                     7,980                53,357       2.6%
Bruce Kauffman(6)                         61,337                    53,067                 8,270         *
Kenneth L. Tepper(7)                     219,352                   207,990                11,362         *
Clarence L. Rader(5)                      17,690                     8,845                 8,845         *
Carmen J. Cocca, Jr.(5)                   34,048                     8,845                25,203       1.3%
Jeffrey A. D'Ambrosio(5)                  53,067                     8,845                44,222       2.2%
George C. Fogwell III(5)                  44,753                     8,845                35,908       1.8%
John A. Gambone(5)                        56,401                     8,845                47,556       2.4%
George M. Laughlin(5)                     62,043                     8,845                53,198       2.6%
Wayne O. Leevy(5)                         10,613                     8,845                 1,768         *
David J. Torpey                           11,741                    11,741                     0         0
Harry S. McElhone                          7,426                     7,426                     0         0
Mark Kearney(5)                            6,650                     6,650                     0         0
Zeev Shenkman(8)                          53,200                    33,250                19,950         *
Brian M. Hartline                         20,000                    20,000                     0         0
Craig Scher                               10,000                    10,000                     0         0
Robert Smik                                5,000                     5,000                     0         0
Barry Cohen                                6,500                     6,500                     0         0
Additional Awardees                                                 99,151                     0         0
---------------------------------
 * Indicates less than one percent (1%).

(1)      All persons are employees of the Company unless otherwise indicated.

(2) Assumes the exercise of all Plan Options to purchase shares of Common Stock granted to the Selling Shareholders.

(3) Assumes the offer and sale of all shares of Common Stock eligible to be offered and sold hereby by the Selling Shareholders to third parties unaffiliated with such Selling Shareholders.

(4) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Based upon 2,007,392 shares of Common Stock issued and outstanding as of December 1, 1998.

(5)      Director of the Company.

(6)      Former Director of the Company.

(7)      Director and Chairman of the Bank.

(8)      Director and Vice Chairman of the Company.


                              PLAN OF DISTRIBUTION

         The Common Stock is listed for trading on the Nasdaq SmallCap Market. The sale of the shares of Common Stock offered hereunder is not being underwritten. The shares of Common Stock covered by this Prospectus may be offered and sold by the Selling Shareholders from time to time on the Nasdaq SmallCap Market through broker-dealers selected by the Selling Shareholders at market prices prevailing at the time of sale, in private transactions at negotiated prices, by pledges of the shares of Common Stock, or otherwise. It is anticipated that such transactions will be effected without payment of any underwriting commissions or discounts, other than brokers' commissions or fees customarily paid in connection with such transactions, which commissions and fees will be borne by the Selling Shareholders.

         The Company has agreed to bear the costs of registering the shares of Common Stock offered hereby under the Securities Act, but will not receive any of the proceeds from the sale by the Selling Shareholder of such shares of Common Stock. There is no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.


                       WHERE YOU CAN GET MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to the Company's Registration Statement. If you would like more information, write or call us at:

                                    USA BancShares, Inc.
                                    1535 Locust Street
                                    Philadelphia, PA  19102
                                    (215) 568-4200
                                    Attention:  Chief Financial Officer

Our fiscal year ends on December 31. We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public free of charge on the SEC Internet site at hgttp\\www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

         (c) The Company's Amendment No. 1 to Quarterly Report on Form 10-QSB/A for the quarterly period ended September 30, 1998;

         (d) The Company's Proxy Statement on Schedule 14A dated July 10, 1998; and

         (e) The description of the Company's Common Stock contained in the Registration Statement on Form SB-2 of the Company, as amended (File No. 33-92506).


         This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not offering or selling these securities in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference. You should direct your requests for copies to USABancshares, Inc., 1535 Locust Street, Philadelphia, Pennsylvania 19102, Attention: Chief Financial Officer.

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.







                         530,670 Shares of Common Stock


                               USABancShares, Inc.






                                    -------

                                   PROSPECTUS

                                    -------






                                December 15, 1998

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated into this Registration Statement by reference:

                  1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

                  2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998;

                  3. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998;

                  4. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998;

                  5. The Company's Quarterly Report on Form 10-QSB/A for the quarterly period ended September 30, 1998; and

                  6. The Company's Proxy Statement on Schedule 14A dated July 10, 1998.

                  All documents filed pursuant to Section 13(a), 13(c), 14 or 15
(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.           Indemnification of Directors and Officers.

                  Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), authorizes a Pennsylvania corporation to indemnify its officers, Directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. As permitted by the BCL, the Company's Articles of Incorporation (the "Company's Articles") provide that a person shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under the BCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Company's Articles, however, do not apply to the responsibility or liability of a director pursuant to any criminal; statute, or the liability of a director for payment of taxes pursuant to a local, Pennsylvania or federal law. These provisions offer persons who serve on the Board of Directors of the Company protection against the awards of monetary damages for negligence in the performance of their duties.

                  The Company's Articles of Incorporation also provide that every person who was or is a Director or executive officer of the Company, or of any corporation which he served as such at the request of the Company , shall be indemnified by the Company to the fullest extent permitted by law against all expenses and may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a Director or executive officer of the Company, or of such other Company, whether or not he is a Director or executive officer of the Company or such other Company at the time the expenses or liabilities are incurred.

Item 7.           Exemption from Registration Claimed.

                  Any restricted securities to be offered or resold pursuant to this Registration Statement are exempt under Section 4(2) of the Securities Act of 1933, as amended, as a non-public offering of securities.

Item 8.           Exhibits.

Exhibit No.       Description
-----------       -----------

     4*           USA BancShares, Inc. 1995 Stock Option Plan.

     5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP with respect to the legality of the shares of Common Stock being registered hereunder.

     23 Consent of Grant Thornton LLP, independent auditors, with respect to the consolidated financial statements of USA BancShares, Inc. for the year ended December 31, 1997.

     24           Powers of Attorney (included in the signature pages hereto).


---------------
* Incorporated by reference from Registrant's Registration Statement on Form SB-2 (Reg. No. 33-92506).

Item 9.           Undertakings.

(a)      The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, its bylaws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 10th day of December, 1998.

                              USA BANCSHARES, INC.


                                      BY:   /s/ Kenneth L. Tepper
                                          -------------------------------------
                                          Kenneth L. Tepper, President and
                                          Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of USA BancShares, Inc. whose signature appears below hereby appoints Kenneth L. Tepper and David J. Torpey and each of them individually as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of December, 1998.

       Signature                                 Title(s)
       ---------                                 --------

/s/ Kenneth L. Tepper              President and Chief Executive Officer
--------------------------         (Principal Executive Officer)
Kenneth L. Tepper

/s/ Brian M. Hartline              Chief Financial Officer
--------------------------         (Principal Accounting and Financial Officer)
Brian M. Hartline

/s/ George M. Laughlin             Director and Chairman of the Board
--------------------------
George M. Laughlin

/s/ Zeev Shenkman                  Vice Chairman of the Board
--------------------------
Zeev Shenkman

/s/ Carmen J. Cocca, Jr.           Director
--------------------------
Carmen J. Cocca, Jr.

/s/ Jeffrey A. D'Ambrosio          Director
--------------------------
Jeffrey A. D'Ambrosio

/s/ George C. Fogwell III          Director
--------------------------
George C. Fogwell III

/s/ John A. Gambone                Director
--------------------------
John A. Gambone

/s/ Mark Kearney                   Director
--------------------------
Mark Kearney

/s/ Wayne O. Leevy                 Director
--------------------------
Wayne O. Leevy

/s/ Clarence L. Rader              Director and Chairman of the Bank
--------------------------
Clarence L. Rader

                                  EXHIBIT INDEX

Exhibit
Number               Description
------               -----------

  5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP with respect to the legality of the shares of Common Stock being registered hereunder.

  23 Consent of Grant Thornton LLP, independent auditors, with respect to the consolidated financial statements of USA BancShares, Inc. for the year ended December 31, 1997.